Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

May 18, 2022

Board of Directors

Baudax Bio, Inc.

490 Lapp Road

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We are acting as counsel to Baudax Bio, Inc., a Pennsylvania corporation (the “Company”), in connection with the registered direct offering of 1,646,091 shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), to be sold by the Company pursuant to a prospectus supplement, dated May 17, 2022, and the accompanying base prospectus, dated September 2, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-253117) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof, following (i) execution and delivery by the Company of the Securities Purchase Agreement, dated May 17, 2022, by and among the Company and the purchasers named therein (the “Agreement”), (ii) issuance of the Shares pursuant to the terms of the Agreement and the due registration on the books of the transfer agent and registrar therefor, and (iii) receipt by the Company of the consideration for the Shares (not less than par value) in the circumstances contemplated by the Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Baudax Bio, Inc. May 18, 2022 Page 2

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP